Exhibit (a)(1)(JJ)

Supplement to the Offer to Purchase Dated June 4, 2004

Nectarine Acquisition Corp.,

a wholly owned subsidiary of

Omnicare, Inc.

Has Increased the Price of its Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

NeighborCare, Inc.

to

$32.00 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 30, 2005, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A TOTAL NUMBER OF SHARES REPRESENTING, TOGETHER WITH THE SHARES OWNED BY OMNICARE, INC. (“OMNICARE”), AT LEAST EIGHTY PERCENT OF THE TOTAL VOTING POWER OF ALL OF THE OUTSTANDING SHARES OF NEIGHBORCARE, INC. (“NEIGHBORCARE” OR THE “COMPANY”) ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS AFTER CONSUMMATION OF THE OFFER (THE “MINIMUM CONDITION”), (2) NECTARINE ACQUISITION CORP. (“PURCHASER”) BEING SATISFIED IN ITS REASONABLE DISCRETION THAT THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAS BEEN APPROVED PURSUANT TO SUBCHAPTER F OF CHAPTER 25 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW (THE “PBCL”) OR THAT SUBCHAPTER F OF CHAPTER 25 OF THE PBCL DOES NOT OTHERWISE RESTRICT THE OFFER AND THE PROPOSED MERGER (AS DEFINED BELOW) OR ANY SUBSEQUENT BUSINESS COMBINATION INVOLVING THE COMPANY AND OMNICARE (THE “SUBCHAPTER 25F CONDITION”), (3) THE COMPANY’S BOARD OF DIRECTORS REDEEMING THE PREFERRED STOCK PURCHASE RIGHTS (THE “RIGHTS”), OR OMNICARE BEING SATISFIED IN ITS REASONABLE DISCRETION THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE “RIGHTS CONDITION”), (4) OMNICARE HAVING AVAILABLE TO IT PROCEEDS OF THE FINANCINGS CONTEMPLATED BY ITS COMMITMENT LETTER, AS AMENDED, OR SUCH OTHER FINANCINGS THAT ARE SUFFICIENT, TOGETHER WITH CASH ON HAND, TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND TO REFINANCE ALL DEBT OF THE COMPANY AND OMNICARE THAT IS OR COULD BE REQUIRED TO BE REPURCHASED OR BECOMES, OR COULD BE DECLARED, DUE AND PAYABLE AS A RESULT OF THE OFFER OR THE PROPOSED MERGER OR THE FINANCING THEREOF AND TO PAY ALL RELATED FEES AND EXPENSES (THE “FINANCING CONDITION”) AND (5) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING OMNICARE’S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE ECONOMIC VALUE TO OMNICARE OF THE ACQUISITION OF THE COMPANY (THE “IMPAIRMENT CONDITION”). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE, DATED JUNE 4, 2004 (THE “OFFER TO PURCHASE”) AND THIS SUPPLEMENT (THE “SUPPLEMENT”) TO THE OFFER TO PURCHASE.

OMNICARE AND PURCHASER ARE SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY OMNICARE OR PURCHASER. OMNICARE AND PURCHASER RESERVE THE RIGHT TO (1) AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND AMENDING THE PURCHASE PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY OR (2) NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY THAT DOES NOT INVOLVE A TENDER OFFER, PURSUANT TO WHICH MERGER AGREEMENT PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF THE MERGER CONTEMPLATED BY SUCH MERGER AGREEMENT, BE CONVERTED INTO CASH, COMMON STOCK OF OMNICARE AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY OMNICARE AND THE COMPANY.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

The Dealer Managers for the Offer are:

Lehman Brothers

The date of this Supplement is June 16, 2005

IMPORTANT

THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED REVISED (GREEN) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ ALL OF THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If you wish to tender all or any part of your shares of common stock of the Company, including the Rights (the “Shares”), prior to the expiration date of the Offer, you should either (i) complete and sign the revised (green) Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the revised Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 of the revised Letter of Transmittal, mail or deliver the revised Letter of Transmittal (or such facsimile thereof) and any other required documents to the depositary for the Offer and either deliver the certificates for such Shares to the depositary for the Offer along with the revised Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 4 (“Procedure for Tendering Shares”) of the Offer to Purchase or, if applicable, deliver such Shares pursuant to the procedures for Shares held in the Direct Registration System set forth in Section 3 (“Procedure for Tendering Shares”) of this Supplement, or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

Shareholders who have already tendered Shares pursuant to the Offer using the previously distributed Letter of Transmittal or Notice of Guaranteed Delivery and who have not withdrawn such Shares need not take any further action in order to receive the increased offer price of $32.00 per share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

If you desire to tender your Shares and your certificates for such Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Offer to Purchase on a timely basis, you may tender such Shares by following the procedures for guaranteed delivery set forth in Section 4 (“Procedure for Tendering Shares”) of the Offer to Purchase.

A summary of the principal terms of the Offer appears on pages 1 through 5 of this Supplement.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, or Lazard Frères & Co. LLC and Lehman Brothers Inc., the Dealer Managers, at their respective addresses and telephone numbers set forth on the back cover of this Supplement. You also can obtain additional copies of the Offer to Purchase, this Supplement, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery from the Information Agent or your broker, dealer, commercial bank, trust company or other nominee.

SUMMARY TERM SHEET

This summary term sheet is a brief description of the offer being made by Omnicare, Inc. through Nectarine Acquisition Corp., a wholly owned subsidiary of Omnicare, to purchase all of the outstanding shares of common stock, including the associated preferred stock purchase rights, of NeighborCare, Inc., at a price of $32.00 per share, net to the seller in cash, without interest. The following are some of the questions you, as a shareholder of NeighborCare, may have and answers to those questions. You should carefully read this supplement, the offer to purchase and the related revised (green) letter of transmittal in their entirety, because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this supplement, the offer to purchase and the related revised (green) letter of transmittal.

How is Omnicare amending the offer?

Omnicare is amending its tender offer to increase the offer price from $30.00 to $32.00 per share, net to the seller in cash. The $32.00 per share price represents an 81% premium over the shares’ closing price on May 21, 2004, which was the last trading day prior to Omnicare’s announcement of its intention to commence a tender offer for the shares of NeighborCare at the initial price of $30.00, and a 50% premium over the 30-day average trading price of NeighborCare common stock prior to the public announcement of Omnicare’s initial offer. You should obtain a recent market quotation for the Shares in deciding whether to tender your Shares.

In addition, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, as amended, expired at 11:59 p.m., on June 15, 2005. Accordingly, the condition to the offer relating to the expiration or termination of any applicable waiting period under applicable antitrust laws, including the HSR Act, has been satisfied.

What does the board of directors of NeighborCare think of this offer?

NeighborCare’s board of directors has not approved the offer as of the date of this supplement. On June 14, 2004, NeighborCare published and issued to you (and filed with the Securities and Exchange Commission, or the SEC) a statement recommending that you reject the original offer.

What are the classes and amounts of securities sought in the offer?

We are seeking to purchase all of the outstanding shares of common stock, including the associated preferred stock purchase rights, of NeighborCare. On the date of this supplement, Omnicare beneficially owns 100 shares of the common stock of NeighborCare. NeighborCare’s recent public disclosure provided that, as of May 5, 2005, there were 44,132,466 shares of NeighborCare common stock outstanding (exclusive of the 100 shares owned by Omnicare), an additional 259,360 shares reserved for issuance in connection with NeighborCare’s joint plan of reorganization confirmed by the Bankruptcy Court on September 20, 2001 and as of September 30, 2004, an additional 2,235,029 shares issuable upon or otherwise deliverable in connection with the exercise of outstanding options. The number of outstanding shares and shares reserved for issuance are contained in NeighborCare’s Form 10-Q, filed on May 9, 2005. Based upon this publicly available information, 37,301,564 shares must be tendered in order to satisfy the condition to the offer that shares representing at least 80% of the total voting power of all of the outstanding securities of NeighborCare be tendered in the offer.

How much are you offering to pay for my shares and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $32.00 per share for the common stock, including the associated preferred stock purchase rights, of NeighborCare, net to you in cash, without interest. If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Do you have the financial resources to make payment?

Yes. In order to finance the purchase of all of the shares pursuant to our tender offer and the proposed merger, refinance certain debt of Omnicare and NeighborCare, and their respective subsidiaries, provide for working capital and pay fees and expenses related to the transactions, Omnicare will use a combination of cash on hand and new debt financing. We have obtained a commitment letter, as amended, to provide such new debt financing from JPMorgan Chase Bank, N.A., Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., a Dealer Manager, SunTrust Bank, Canadian Imperial Bank of Commerce and Merrill Lynch Bank USA, or, collectively, the Commitment Parties, pursuant to which, subject to specified conditions, the Commitment Parties have agreed to provide to Omnicare $2.75 billion, or the Credit Facilities. The proceeds of the Credit Facilities may be used to finance the offer and the proposed merger, to refinance certain existing indebtedness of Omnicare and NeighborCare and to pay related fees and expenses, as well as, after the initial funding date, for general corporate purposes of Omnicare and its subsidiaries in the ordinary course of business. The commitments are subject to customary conditions, including, among other things, the execution and delivery of satisfactory loan documentation relating to the Credit Facilities containing representations, warranties, covenants and events of default substantially the same as those in Omnicare’s existing credit agreement, dated as of June 13, 2003, among Omnicare, JPMorgan Chase Bank, Lehman Commercial Paper Inc., SunTrust Bank, as administrative agent, CIBC Inc. and the other parties signatory thereto. Omnicare expects to repay amounts outstanding under the new debt financings out of cash from operations and the proceeds from other short- and long-term debt or other financings, although Omnicare does not have any firm plans with respect to other capital raising transactions. We will need approximately $1.5 billion to purchase all of the outstanding shares (assuming the exercise of all outstanding stock options) pursuant to the offer and to pay related fees and expenses. See section 10 (“Source and Amount of Funds”) of the offer to purchase and section 8 (“Source and Amount of Funds”) of this supplement.

Is your financial condition relevant to my decision to tender in the offer?

The financial condition of Omnicare is relevant to any decision to tender shares because this tender offer is contingent upon our having received proceeds of the financings contemplated by our commitment letter, as amended, or such other financings that are sufficient, together with cash on hand, to consummate our offer and the proposed merger and to refinance all debt of Omnicare and NeighborCare that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of our offer or the proposed merger or the financing thereof and to pay all related fees and expenses. Although we have obtained a commitment letter, we cannot guarantee that Omnicare will be able to obtain the financings contemplated by the commitment letter, as amended. You should consider all of the information concerning the financial condition of Omnicare included or incorporated by reference into the offer to purchase and this supplement before deciding to tender shares in our offer. See section 9 (“Certain Information Concerning Purchaser and Omnicare—Available Information”) of the offer to purchase.

Have you held discussions with NeighborCare?

We have tried repeatedly to discuss with NeighborCare the potential acquisition of NeighborCare by Omnicare. We made a proposal to acquire all of the outstanding shares of common stock, including the associated preferred stock purchase rights, of NeighborCare in a negotiated merger transaction, but NeighborCare was not interested in discussing a transaction. We and our advisors are prepared to meet with NeighborCare and its advisors to negotiate the terms of a definitive transaction. See section 11 (“Background of the Offer”) of the offer to purchase and section 9 (“Background of the Offer”) of this supplement.

How long do I have to decide whether to tender in the offer?

You have until 5:00 p.m., New York City time, on June 30, 2005, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything required to make a valid tender to The Bank of New York, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to tender your shares in the offer. See section 4 (“Procedure for Tendering Shares”) of the offer to purchase and section 3 (“Procedure for Tendering Shares”) of this supplement.

How do I tender my shares?

To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to The Bank of New York, the depositary for the offer, not later than the time that the offer expires. If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three business days after the expiration of the offer. However, the depositary must receive the missing items within that three business day period. See section 4 (“Procedure for Tendering Shares”) of the offer to purchase and section 3 (“Procedure for Tendering Shares”) of this supplement.

If I already tendered my shares in the offer, do I have to do anything now?

No. You do not have to take any action with respect to any shares of common stock previously validly tendered and not properly withdrawn. If the offer is completed, these shares will be accepted for payment and you will receive the increased offer price of $32.00 per share, net to you in cash. See section 3 (“Procedure for Tendering Shares”) of this supplement.

Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by June 30, 2005, you can withdraw them at any time after such date until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and, thus, you will not be able to withdraw shares tendered during any subsequent offering period. See section 5 (“Withdrawal Rights”) of the offer to purchase.

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to The Bank of New York, the depositary for the offer, while you have the right to withdraw the shares. See section 5 (“Withdrawal Rights”) of the offer to purchase.

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the satisfaction or waiver of the conditions to the offer, as set forth in section 11 (“Conditions to the Offer”) of this supplement. We will pay for your validly tendered and not properly withdrawn shares by depositing the purchase price with The Bank of New York, the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by The Bank of New York of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in section 4 (“Procedure for Tendering Shares”) of the offer to purchase) and a properly completed and duly executed revised letter of transmittal and any other required documents for such shares.

If I decide not to tender, how will the offer affect my shares?

If the proposed merger with Omnicare takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the proposed merger with Omnicare takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the offer is successful, Omnicare intends to consummate the proposed merger as promptly as practicable. However, if the proposed merger with Omnicare does not take place and the offer is consummated, the number of shareholders and shares that are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for the shares, which may affect prices at which shares trade. Also, as described below, NeighborCare may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

Can the offer be extended and under what circumstances?

We may, in our sole discretion, extend the offer at any time or from time to time. We may extend the offer, for example, if any of the conditions specified in section 11 (“Conditions to the Offer”) of this supplement are not satisfied prior to the scheduled expiration date of the offer.

We may also elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender their shares and receive payment for shares validly tendered. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See section 1 (“Terms of the Offer; Expiration Date”) of the offer to purchase and section 1 (“Amended Terms of the Offer; Expiration Date”) of this supplement.

How will I be notified if the offer is extended?

If we decide to extend the offer or provide for a subsequent offering period, we will inform The Bank of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

What are the most significant conditions to the offer?

The most significant conditions to the offer are the following, any or all of which may be waived, to the extent legally permissible, by us in our sole discretion:

—	NeighborCare’s shareholders having validly tendered and not properly withdrawn prior to the expiration date of the offer that number of shares representing, together with the shares owned by Omnicare, at least eighty percent of the total voting power of all of the outstanding securities of NeighborCare entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis after consummation of the offer;

—	The Purchaser being satisfied in its reasonable discretion that the acquisition of shares pursuant to the offer has been approved pursuant to Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law, or the PBCL, or that Subchapter F of Chapter 25 of the PBCL does not otherwise restrict the offer and the proposed merger or any subsequent business combination involving NeighborCare and Omnicare;

—

NeighborCare’s board of directors redeeming the preferred stock purchase rights, or Omnicare being satisfied in its reasonable discretion that the preferred stock purchase rights have been invalidated or are otherwise inapplicable to the offer and the proposed merger;

—	Omnicare having available to it proceeds of the financings contemplated by its commitment letter, as amended, or other such financings that are sufficient, together with cash on hand, to consummate the offer and the proposed merger and to refinance all debt of NeighborCare and Omnicare that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the offer or the proposed merger or the financing thereof and to pay all related fees and expenses; and

—	NeighborCare not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare’s ability to acquire NeighborCare or otherwise diminishing the economic value to Omnicare of the acquisition of NeighborCare.

The satisfaction or existence of any of the conditions to our offer, including those summarized above, will be determined by Omnicare in its reasonable discretion. For a complete list of the conditions to the offer, see section 11 (“Conditions to the Offer”) of this supplement.

Do I have statutory dissenters’ rights in the offer?

No. However, if you so choose, you may be entitled to exercise dissenters’ rights in the proposed merger. You will be entitled to dissenters’ rights in the proposed merger only if (i) prior to the proposed merger (A) the shares are no longer designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or listed on a national securities exchange and (B) the shares are beneficially and of record held by 2,000 persons or less or (ii) Nectarine Acquisition Corp. owns 80% of the shares and the proposed merger is consummated as a “short-form” merger pursuant to Section 1924(b)(1)(ii) of the PBCL. If you elect to dissent in circumstances in which dissenters’ rights are applicable and comply with the provisions of the PBCL relating to dissenters’ rights, your shares, at the effective time of the proposed merger, will not entitle you to receive the per share amount being paid by us in the offer as set forth above. You will instead be entitled to receive either the amount that the surviving corporation estimates to be the fair value of your shares or, if you disagree with that valuation, whatever consideration may be determined to be due to you by a court pursuant to the applicable provision of the PBCL. Your right to seek an appraisal under Pennsylvania law will be forfeited if you do not comply with the requirements of the PBCL relating to dissenters’ rights. See section 16 (“Certain Legal Matters; Regulatory Approvals”) of the offer to purchase.

What is the market value of my shares as of a recent date?

On June 15, 2005, the last full trading day before we amended the offer upon the terms set forth in this supplement, the closing price of a share of common stock of NeighborCare was $32.16. On May 21, 2004, the last full trading day before we publicly announced our offer for all of the outstanding shares of common stock of NeighborCare, the closing price of common stock of NeighborCare was $17.67. On June 3, 2004, the last full trading day before we commenced the tender offer, the closing price of a share of common stock of NeighborCare was $29.95. We advise you to obtain a recent quotation for shares before deciding whether to tender your shares. See section 5 (“Price Range of Common Stock; Dividends”) of this supplement.

Who can I talk to if I have questions about the offer?

You can call Innisfree M&A Incorporated, the information agent for the offer, at (877) 825-8964 (toll free) or (212) 750-5833 (call collect), or Lazard Frères & Co. LLC and Lehman Brothers Inc., the dealer managers for the offer at (212) 632-1535 or (212) 526-7850, respectively.

To: The Holders of Common Stock of NeighborCare, Inc.

INTRODUCTION

The following information (the “Supplement”) amends and supplements the Offer to Purchase, dated June 4, 2004 (the “Offer to Purchase”), of Nectarine Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Omnicare, Inc., a Delaware corporation (“Omnicare”). Pursuant to this Supplement, Purchaser is now offering to purchase all of the issued and outstanding shares of common stock, par value $0.02 per share, including the Rights (as defined below) (the “Shares”), of NeighborCare, Inc., a Pennsylvania corporation (the “Company”), at a price of $32.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and the related revised (green) Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”).

This Supplement should be read in conjunction with the Offer to Purchase. Except as otherwise set forth in this Supplement and the revised (green) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and related original (blue) Letter of Transmittal remain applicable in all respects to the Offer. Unless the context requires otherwise, all capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Offer to Purchase.

Procedures for tendering Shares are set forth in Section 4 (“Procedure for Tendering Shares”) of the Offer to Purchase as amended and supplemented by Section 3 (“Procedure for Tendering Shares”) of this Supplement. Tendering shareholders may continue to use the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised (green) Letter of Transmittal and the revised (beige) Notice of Guaranteed Delivery circulated with this Supplement. Although the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, shareholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the amended Offer (including the amendments and supplements made by this Supplement) and will receive $32.00 per Share, net to the seller in cash, without interest, for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.

SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. SHAREHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED OFFER PRICE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

The purpose of the Offer and the Proposed Merger (as defined below) is to enable Omnicare to acquire control of, and the entire equity interest in, the Company. Omnicare currently intends, as soon as practicable following consummation of the Offer, to seek to have Purchaser consummate a merger with and into the Company (the “Proposed Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Omnicare. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each Share then outstanding that is not owned by Omnicare, Purchaser or other subsidiaries of Omnicare (other than Shares owned by the Company) would be converted, pursuant to the terms of the Proposed Merger, into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

In connection with the Offer and the Proposed Merger, Omnicare has notified the Company of its nomination of Michael S. Koeneke, Clay Lifflander and Peter Linneman to replace the three Class II directors of the Company whose term will expire at the Company’s 2005 Annual Meeting of Shareholders.

Omnicare and Purchaser are seeking to negotiate with the Company with respect to the acquisition of the Company by Omnicare or Purchaser. Omnicare and Purchaser reserve the right to (i) amend the Offer (including amending the number of Shares to be purchased and amending the purchase price) upon entering into a merger agreement with the Company or (ii) negotiate a merger agreement with the Company that does not involve a tender offer, pursuant to which merger agreement Purchaser would terminate the Offer and the Shares would, upon consummation of the merger contemplated by such merger agreement, be converted into cash, common stock of Omnicare and/or other securities in such amounts as are negotiated by Omnicare and the Company.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A TOTAL NUMBER OF SHARES REPRESENTING, TOGETHER WITH THE SHARES OWNED BY OMNICARE, AT LEAST EIGHTY PERCENT OF THE TOTAL VOTING POWER OF ALL OF THE OUTSTANDING SHARES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS AFTER CONSUMMATION OF THE OFFER (THE “MINIMUM CONDITION”), (2) THE PURCHASER BEING SATISFIED IN ITS REASONABLE DISCRETION THAT THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAS BEEN APPROVED PURSUANT TO SUBCHAPTER F OF CHAPTER 25 OF THE PBCL OR THAT SUBCHAPTER F OF CHAPTER 25 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW (THE “PBCL”) DOES NOT OTHERWISE RESTRICT THE OFFER AND THE PROPOSED MERGER OR ANY SUBSEQUENT BUSINESS COMBINATION INVOLVING THE COMPANY AND OMNICARE (THE “SUBCHAPTER 25F CONDITION”), (3) THE COMPANY’S BOARD OF DIRECTORS REDEEMING THE PREFERRED STOCK PURCHASE RIGHTS (THE “RIGHTS”), OR OMNICARE BEING SATISFIED IN ITS REASONABLE DISCRETION THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE “RIGHTS CONDITION”), (4) OMNICARE HAVING AVAILABLE TO IT PROCEEDS OF THE FINANCINGS CONTEMPLATED BY ITS COMMITMENT LETTER, AS AMENDED, OR SUCH OTHER FINANCINGS THAT ARE SUFFICIENT, TOGETHER WITH CASH ON HAND, TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND TO REFINANCE ALL DEBT OF THE COMPANY AND OMNICARE THAT IS OR COULD BE REQUIRED TO BE REPURCHASED OR BECOMES, OR COULD BE DECLARED, DUE AND PAYABLE AS A RESULT OF THE OFFER OR THE PROPOSED MERGER OR THE FINANCING THEREOF AND TO PAY ALL RELATED FEES AND EXPENSES (THE “FINANCING CONDITION”) AND (5) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING OMNICARE’S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE ECONOMIC VALUE TO OMNICARE OF THE ACQUISITION OF THE COMPANY (THE “IMPAIRMENT CONDITION”). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE AND THIS SUPPLEMENT.

According to the Company, as of May 5, 2005, 44,132,566 shares of common stock were issued and outstanding, an additional 259,360 shares were reserved for issuance in connection with the Company’s joint plan of reorganization confirmed by the Bankruptcy Court on September 20, 2001 and as of September 30, 2004 there were 2,235,029 shares reserved for issuance upon the exercise of outstanding options to purchase shares. As of the date of this Supplement, Omnicare beneficially owns 100 shares of common stock. The actual minimum number of Shares required to be validly tendered and not properly withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied will depend on the facts as they exist on the date of purchase.

In the event that the Offer is terminated or not consummated, or after the expiration of the Offer and pending consummation of the Proposed Merger, in accordance with applicable law and any merger agreement that it may enter into with the Company, Omnicare may explore any and all options which may be available. In this regard, and after expiration or termination of the Offer, Omnicare may seek to acquire additional Shares, through open market purchases, block trades, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as Omnicare may determine, which may be more or less than the price offered or paid per Share pursuant to the Offer and could be for cash or other consideration.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR A SOLICITATION OF AGENT DESIGNATIONS TO CALL A SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY. ANY SOLICITATION OF PROXIES WHICH PURCHASER OR OMNICARE MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “EXCHANGE ACT”).

THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED REVISED (GREEN) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ ALL OF THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Amended Terms of the Offer; Expiration Date.

The discussion set forth in Section 1 (“Terms of the Offer; Expiration Date”) of the Offer to Purchase is hereby amended and supplemented as follows:

The price per Share to be paid pursuant to the Offer has been increased from $30.00 per Share to $32.00 per Share, net to the seller in cash, without interest. All shareholders whose Shares are validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer (including Shares tendered prior to the date of this Supplement) will receive the increased price. The Offer has been previously extended and will expire at 5:00 P.M., New York City time, on June 30, 2005, unless and until the Purchaser shall have extended the period during which the Offer is open. “Expiration Date” means 5:00 P.M., New York City time on June 30, 2005, unless we further extend the period of time for which the Offer is open, in which event, “Expiration Date” means the latest time and date on which the Offer, as so extended, shall expire.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF EACH OF THE CONDITIONS DESCRIBED IN SECTION 11 (“CONDITIONS TO THE OFFER”) OF THIS SUPPLEMENT.

Under Exchange Act Rule 14d-11, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three to 20 business days following the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already would have been completed.

Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under Exchange Act Rule 14d-7, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to shareholders tendering Shares in the Offer or in a subsequent offering period, if it includes one.

On the date of this Supplement, Omnicare beneficially owns 100 shares of common stock of the Company. According to the Company’s Form 10-Q, filed on May 9, 2005, as of May 5, 2005, there were 44,132,466 shares outstanding (exclusive of the 100 shares owned by Omnicare), 259,360 shares reserved for issuance in connection with the Company’s joint plan of reorganization confirmed by the Bankruptcy Court on September 20, 2001 and according to the Company’s Form 10-K, filed on March 16, 2005, as of September 30, 2004, there were an additional 2,235,029 shares issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Based upon this publicly available information, 37,301,564 shares must be tendered in order to satisfy the condition to the offer that shares representing at least 80% of the total voting power of all of the outstanding securities of the Company be tendered in the offer.

For purposes of the Minimum Condition, “fully diluted basis” assumes that all outstanding stock options are fully exercisable. The actual minimum number of Shares required to satisfy the Minimum Condition will depend on the facts as they exist on the date of purchase.

2. Acceptance for Payment and Payment.

The first paragraph under Section 3 (“Acceptance for Payment and Payment”) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and promptly pay for all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer, subject to the satisfaction or waiver of the conditions set forth in Section 11 (“Conditions to the Offer”) of this Supplement. In addition, we reserve the right, subject to compliance with the Exchange Act Rule 14e-1(c), to delay the acceptance for payment or payment for Shares pending receipt of any regulatory or governmental approvals to the Offer as described under Section 16 (“Certain Legal Matters; Regulatory Approvals”) of the Offer to Purchase and Section 12 (“Certain Legal Matters; Regulatory Approvals”) of this Supplement. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 2 (“Extension of Tender Period; Termination; Amendment”) of the Offer to Purchase.

3. Procedure for Tendering Shares.

The discussion set forth in Section 4 (“Procedure for Tendering Shares”) of the Offer to Purchase is hereby amended and supplemented as follows:

Tendering shareholders may continue to use the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised (green) Letter of Transmittal and the revised (green) Notice of Guaranteed Delivery circulated with this Supplement. Although the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, shareholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the amended Offer (including the amendments and supplements made by this Supplement) and will receive $32.00 per Share, net to the seller in cash, without interest and less required withholding taxes, for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer. Procedures for tendering Shares are set forth in Section 4 (“Procedure for Tendering Shares”) of the Offer to Purchase.

If a shareholder wants to tender Shares in its account under the Direct Registration System (“DRS”), such shareholder must complete the box in the revised Letter of Transmittal entitled “Description of Shares Tendered” by (i) checking the box indicating that such Shares are held through DRS, (ii) providing such shareholder’s DRS number and (iii) indicating the number of Shares to be tendered by DRS.

SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. SHAREHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED OFFER PRICE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE IS UTILIZED.

4. Material U.S. Federal Income Tax Consequences.

The first two paragraphs under Section 6 (“Certain U.S. Federal Income Tax Consequences”) of the Offer to Purchase are hereby amended and restated in their entirety as follows:

The following is a summary of material U.S. federal income tax consequences of the Offer and the Proposed Merger to shareholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer, or whose Shares are converted into the right to receive Merger Consideration in the Proposed Merger. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect as of the date of this Supplement and all of which may change, possibly with retroactive effect. The summary does not purport to address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances. The summary applies only to shareholders that hold their shares as capital assets and may not apply to shareholders subject to special rules under the Code, including, without limitation, persons who acquired their Shares upon the exercise of stock options or otherwise as compensation, banks or other financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other flow-through entities, shareholders that mark-to-market their investment in their Shares, tax-exempt entities, persons that are subject to alternative minimum tax, persons that hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or other integrated investment, or persons that have a functional currency other than the U.S. dollar. This summary does not discuss the U.S. federal income tax consequences to any shareholder of the Company that, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the Offer or the Proposed Merger. This summary assumes that the Offer and the Proposed Merger are completed as described in the Offer to Purchase, as amended and supplemented by this Supplement, and that all conditions to closing the Offer and the Proposed Merger as set forth in this Supplement are satisfied without waiver.

THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX EFFECTS TO SUCH SHAREHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE SPECIFIC APPLICATION AND EFFECT TO IT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE APPLICABILITY OF ANY REPORTING REQUIREMENTS.

5. Price Range of Common Stock; Dividends.

The discussion set forth in Section 7 (“Price Range of Common Stock; Dividends”) of the Offer to Purchase is hereby amended and supplemented as follows:

The following table sets forth, for the periods indicated based on the Company’s fiscal year that ends on September 30, the reported high and low closing sales prices per Share of the Company’s common stock on the NASDAQ based on published financial sources.

	High	Low
Fiscal 2004
Third Quarter	$32.02	$17.02
Fourth Quarter	31.23	24.44
Fiscal 2005
First Quarter	$31.00	$25.01
Second Quarter	30.81	27.60
Third Quarter through June 15, 2005	32.17	28.00

On June 15, 2005, the last full trading day prior to Omnicare amending the Offer upon the terms set forth in this Supplement, the reported closing price per share of common stock was $32.16. The Company has not declared or paid any dividends on its stock for the periods represented above.

WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

6. Certain Information Concerning the Company.

The second paragraph under “Available Information” in Section 8 (“Certain Information Concerning the Company”) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

Except as otherwise provided in the Offer to Purchase and this Supplement, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Securities and Exchange Commission (the “SEC”) or otherwise publicly available. Although we have no knowledge which would indicate that any statements contained herein based upon such reports and documents are untrue, the Company is responsible for the accuracy or completeness of the information contained in such reports and other documents and any failure by the Company to disclose events that may have occurred may affect the significance or accuracy of any such information.

7. Certain Information Concerning Purchaser and Omnicare

The discussion in Section 9 (“Certain Information Concerning Purchaser and Omnicare”) of the Offer to Purchase is hereby amended and supplemented as follows:

As of the date of this Supplement, Omnicare beneficially owns 100 Shares, representing less than 1% of the outstanding Shares. Omnicare has not effected any transactions in Shares during the past 60 days.

The summary consolidated financial data set forth below for each of the fiscal years ended December 31, 2004 and December 31, 2003 have been derived from Omnicare’s audited consolidated financial statements, which are incorporated herein by reference to Item 8 of Omnicare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005. The summary consolidated financial data for the three months ended March 31, 2005 and March 31, 2004 have been derived from Omnicare’s unaudited consolidated interim financial statements, which are incorporated herein by reference to Part I of Omnicare’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 10, 2005. The summary consolidated financial data for the three months ended March 31, 2005 are not necessarily indicative of the results that can be expected for the full fiscal year ending December 31, 2005. More comprehensive financial information is included in such reports and other documents filed by Omnicare with the SEC, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner as set forth with respect to the Company in Section 8 (“Certain Information Concerning the Company—Available Information”) of the Offer to Purchase.

Omnicare, Inc.

Selected Consolidated Financial Data

(in thousands, except per share data and ratios)

	Year Ended December 31,		Three Months Ended March 31,
	2004 Actual	2003 Actual	2005 Actual	2004 Actual
Total net sales(a)	$4,119,891	$3,499,174	$1,096,146	$982,279
Total direct costs(a)	3,089,523	2,601,614	826,824	727,611

Gross profit	1,030,368	897,560	269,322	254,668
Selling, general and administrative expenses	587,932	509,977	157,759	138,662

Operating income	442,436	387,583	111,563	116,006
Interest expense, net of investment income	(67,237)	(77,134)	(18,766)	(16,078)

Income before income taxes	375,199	310,449	92,797	99,928
Income taxes	139,188	116,081	34,802	36,437

Net income	$236,011	$194,368	$57,995	$63,491

Earnings per share:
Basic	$2.29	$1.97	$0.57	$0.61
Diluted	$2.17	$1.89	$0.54	$0.58
Weighted average number of common shares outstanding:
Basic	103,238	98,800	101,759	103,458
Diluted	112,819	107,896	109,940	113,220
Ratio of earnings to fixed charges(b)	5.3x	4.3x	4.8x	6.0x

(a)	In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), Omnicare has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company’s contract research services business.

(b)	The ratio of earnings to fixed charges has been computed by adding income before taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

	At December 31,		At March 31,
	2004 Actual	2003 Actual	2005 Actual
Balance Sheet Data:
Total current assets	$1,549,779	$1,383,088	$1,677,441
Long-term assets	2,349,402	2,011,933	2,371,988
Total assets	3,899,181	3,395,021	4,049,429
Total current liabilities	467,482	462,760	491,652
Long-term debt (excluding current portion)	1,234,067	1,082,677	1,264,733
Other long term liabilities	270,524	173,560	304,250
Total liabilities	1,972,073	1,718,997	2,060,635
Total shareholders’ equity	1,927,108	1,676,024	1,988,794
Book value per share	$18.44	$16.24	$18.95

8. Source and Amount of Funds.

The discussion set forth in Section 10 (“Source and Amount of Funds”) of the Offer to Purchase is hereby amended and supplemented as follows:

The Offer is conditioned upon receipt by Omnicare of the proceeds of the financings contemplated by its Commitment Letter, as amended, or such other financings that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger and to refinance all debt of the Company and Omnicare that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof and to pay all related fees and expenses. As a result of the increase in the Offer price, we will need approximately $1.5 billion to purchase all of the outstanding Shares (assuming the exercise of all outstanding stock options) pursuant to the Offer and to pay related fees and expenses. In addition, we currently intend, after the proposed merger with Omnicare to purchase the Company’s 6.875% senior subordinated notes due 2013 ($250 million aggregate principal amount as of March 31, 2005). Omnicare has made no alternative financing arrangements or alternative financing plans.

On April 28, 2005, Omnicare amended its original Commitment Letter (the “Commitment Letter Amendment”) with the Commitment Parties to extend the expiration date of the commitment thereunder to June 30, 2005.

On June 16, 2005, Omnicare further amended the Commitment Letter (“Commitment Letter Amendment No. 2”) (i) to increase the revolving credit facility and the 364-day facility as noted below, (ii) to extend the expiration date of the commitments thereunder to December 30, 2005, and (iii) to decrease the applicable interest rate margins on borrowings (to ranges from 0.50% to 1.75%) and the fees on commitments (to ranges from 0.125% to 0.375%). Such amendment also provides that the Commitment Parties’ commitments to provide the Credit Facilities are subject to, among other things, the non-occurrence since December 31, 2004 of any material adverse change in the business, operations, property or financial condition of Omnicare and its subsidiaries taken as a whole, or of the Company and its subsidiaries taken as a whole. Commitment Letter Amendment No. 2 provides for senior bank financing under the Credit Facilities to Omnicare in the aggregate amount of $2.75 billion. The Credit Facilities will be comprised of:

—	a $800 million revolving credit facility, with one sub-facility for letter of credit and one sub-facility for swing line loans, each in the amount of up to $50 million maturing five years after the initial funding date (the “Closing Date”);

—	a $700.0 million senior term loan facility maturing five years after the Closing Date; and

—	a $1.25 billion 364-day facility maturing 364 days after the Closing Date.

Other than as noted above, the material terms and conditions described in the Offer to Purchase with respect to the Commitment Letter and the Credit Facilities remain in effect.

The foregoing descriptions of the Commitment Letter, the Commitment Letter Amendment, Commitment Letter Amendment No. 2 and the Credit Facilities are qualified in their entirety by reference to the Commitment Letter, the Commitment Letter Amendment and Commitment Letter Amendment No. 2, copies of which are filed as Exhibit (b)(1), (b)(2) and (b)(3), respectively, to the Schedule TO.

9. Background of the Offer.

The discussion set forth in Section 11 (“Background of the Offer”) of the Offer to Purchase is hereby amended and supplemented as follows:

The following paragraph is inserted before the paragraph that begins “On March 2, 2004”:

In late February 2004, the Omnicare board of directors met and discussed, among other things, a proposed business combination involving Omnicare and NeighborCare. After consultation with Omnicare management and Omnicare’s legal and financial advisors, and based upon publicly available information for NeighborCare, the Omnicare board of directors authorized Mr. Gemunder to propose a business combination to Mr. Arlotta in which NeighborCare shareholders would receive $30.00 per share in a combination of cash and Omnicare common stock.

The following paragraph is inserted before the paragraph that begins “On June 3, 2004”:

Omnicare determined to make an all-cash offer for NeighborCare’s Common Stock (i) because the NeighborCare board of directors already had indicated that it had “no interest in pursuing” Omnicare’s prior proposal, which contemplated that NeighborCare shareholders would receive cash and Omnicare common stock, (ii) to make clear that Omnicare was offering $30.00 in value for each share of NeighborCare and (iii) to avoid, particularly in the context of a proposal that the NeighborCare board was unwilling to consider or even to discuss, any challenge to the value of Omnicare’s Offer (given that, if NeighborCare would agree to entertain Omnicare’s earlier proposal, a portion of the consideration would be paid in Omnicare common stock).

The following paragraphs are to be added to the end of such section:

On June 4, 2004, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the ”Schedule 14D-9”) confirming it had received a letter from Omnicare stating its intention to commence the Offer.

On June 4, 2004, Omnicare filed a Notification and Report Form with respect to the Offer and the Proposed Merger with the Antitrust Division of the FTC.

On June 14, 2004, the Company mailed a letter to shareholders and filed a Schedule 14D-9 announcing that the Company’s board of directors had recommended that the Company’s shareholders reject Omnicare’s offer. Omnicare issued a press release, later that day, restating the benefits of the transaction and that Omnicare continued to be willing to discuss with the Company all aspects of the Offer.

On June 15, 2004, Omnicare issued the following press release:

OMNICARE SAYS NEIGHBORCARE SHAREHOLDERS DESERVE

STRAIGHTFORWARD ANSWERS AT TODAY’S ANNUAL MEETING

COVINGTON, Ky., June 15, 2004 – Omnicare, Inc. (NYSE: OCR) today placed an advertisement in The Baltimore Sun regarding its offer to acquire all of NeighborCare’s (NASDAQ: NCRX) outstanding common stock for $30.00 per share in cash. The text of the advertisement is as follows:

An Important Message From Omnicare:

NEIGHBORCARE SHAREHOLDERS DESERVE

STRAIGHTFORWARD ANSWERS AT TODAY’S ANNUAL MEETING

1.	Why has NeighborCare’s Board repeatedly refused to discuss all aspects of Omnicare’s $30 per share all-cash offer?

2.	Why should NeighborCare shareholders wait years for value, when Omnicare is offering premium value today?

NeighborCare just provided 2004 EPS guidance significantly below the existing analyst consensus.

After disappointing twice since May 12, how can shareholders expect NeighborCare to deliver on its new, highly aggressive and unrealistic projections?

3.	Why did four out of five analysts reduce their 2004 EPS estimates and cut their median 12-month stock price targets from $26 to $23 following NeighborCare’s May 12 earnings announcement?[1]

4.	How can NeighborCare call Omnicare’s offer “opportunistic” when Omnicare maintained its original offer price of $30 per share despite the precipitous drop in NeighborCare’s stock price following its last earnings announcement?[2]

Omnicare’s offer provides NeighborCare shareholders with

a 70% premium, all-cash consideration, no market risk,

no execution risk and immediate certainty of value.

The choice is clear. Don’t forgo the opportunity to

realize maximum value now for your NeighborCare shares.

Send a strong message to your Board of Directors that you – the real owners of the company – want to receive maximum value now for your NeighborCare investment. Let the Board know that they are depriving you of value and should meet with Omnicare to discuss the offer. This combination is too compelling to ignore.

For additional information, contact:

[Innisfree Logo]

501 Madison Avenue

New York, New York 10022

(877) 825-8964 Shareholders Call Toll Free

(212) 750-5833 Banks and Brokers Call Collect

[Lazard Frères & Co. LLC Logo]	[Lehman Brothers Logo]
30 Rockefeller Plaza New York, New York 10020 (212) 632-1535	745 Seventh Avenue New York, New York 10019 (212) 526-7850

1	Stock price targets immediately prior to public announcement of Omnicare’s offer.

2	Drop in stock price from close 5/11/04 to close 5/21/04, $21.60 to $17.67.

This communication contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s offer are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission (SEC) from time to time. Please use caution in placing reliance on forward-looking statements. This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer materials of Omnicare because they contain important information. The tender offer materials have been filed by Omnicare with the SEC. Investors and security holders may obtain a free copy of these materials and other relevant documents on the SEC’s web site at: http://www.sec.gov. The tender offer materials and related documents may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

June 15, 2004

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,050,000 beds in 47 states and the District of Columbia, making it the nation’s largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

Forward-Looking Statements

This press release contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. These statements include, but are not limited to, the impact of the NeighborCare acquisition on Omnicare’s earnings in 2004 and beyond; Omnicare’s ability to build upon its existing operations; geographic expansion opportunities; Omnicare’s ability to leverage services and capabilities among its national network of institutional pharmacies; Omnicare’s ability to successfully integrate this acquisition and achieve synergies; and Omnicare’s strategy in the institutional pharmacy business. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the inability to integrate the NeighborCare acquisition as anticipated; the inability to realize expected revenues, earnings, synergies and other benefits from the NeighborCare acquisition; the performance of Omnicare’s institutional pharmacy business; business conditions in the institutional pharmacy industry generally; the inability to expand geographically as anticipated; the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated; the effectiveness of Omnicare’s strategy in the institutional pharmacy business; and the ability of the NeighborCare acquisition to strengthen relationships with pharmaceutical and biotechnology companies. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s performance are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer materials of Omnicare because they contain important information. The tender offer materials have been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these materials and other relevant documents on the

SEC’s web site at: http://www.sec.gov. The tender offer materials and related documents may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Contacts:

Cheryl Hodges Omnicare (859) 392-3331	Joele Frank / Steve Silva Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

# # #

On June 25, 2004, Omnicare withdrew its Notification and Report Form with respect to the Offer and the Proposed Merger with the Antitrust Division of the FTC, and on June 28, 2004, Omnicare re-filed its Notification and Report Form to give the FTC additional time to review the transaction.

On June 25, 2004, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on July 30, 2004.

On July 13, 2004, Omnicare received a request for additional information from the FTC with respect to the Offer.

On July 30, 2004, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on August 31, 2004.

On September 1, 2004, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on September 30, 2004.

On October 1, 2004, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on October 29, 2004.

On October 7, 2004, Mr. Gemunder sent the following letter to the Company’s board of directors:

[LETTERHEAD OF OMNICARE, INC.]

October 7, 2004

BY FACSIMILE AND FEDEX

Board of Directors

NeighborCare, Inc.

601 East Pratt Street, 3rd Floor

Baltimore, Maryland 21202

Dear NeighborCare Board Members:

We are writing to let you know that Omnicare remains committed to a combination of Omnicare and NeighborCare. We continue to believe that a combination of Omnicare and NeighborCare is compelling and will provide substantial benefits to both companies’ shareholders and other interested constituencies. For NeighborCare shareholders, the tender offer provides a unique opportunity to realize maximum value immediately for their shares. Judging by the response to our tender offer by your shareholders, they agree. We believe that the time has come for you to sit down and discuss our offer with us.

We wish to reiterate our willingness to discuss all aspects of our offer with you. We and our advisors are available to meet with you, your management and your advisors as soon as possible to discuss the terms of our offer and to negotiate a definitive agreement. We hope you will recognize the benefits of our offer and accept this invitation.

Sincerely,

/s/ JOEL F. GEMUNDER

Joel F. Gemunder

President and Chief Executive Officer

On November 1, 2004, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on November 30, 2004.

On December 1, 2004 Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on January 7, 2005.

On December 23, 2004, Omnicare notified the Company of, and issued a press release announcing, its nomination of three candidates for election to the Company’s Board of Directors at the Company’s 2005 Annual Meeting of Shareholders (the “2005 Annual Meeting”) (the “Notice”). On December 23, 2004, the Notice was hand delivered to the Company. The Notice indicated Omnicare’s nomination of three candidates, Michael S. Koeneke, Clay Lifflander and Peter Linneman, to the Class II directorships to be elected at the 2005 Annual Meeting.

On January 7, 2005, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on February 4, 2005.

On February 7, 2005, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on March 4, 2005.

On March 4, 2005, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on April 1, 2005.

On April 1, 2005, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on April 29, 2005.

On April 4, 2005, Omnicare announced that on April 1, 2005 it had completed the submission of documents and data requested by the FTC under its request for additional information under the HSR Act. Under its agreement with the FTC, Omnicare agreed not to seek to close a transaction with the Company before May 27, 2005.

On April 29, 2005, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on June 3, 2005.

On May 3, 2005, Omnicare announced that it had agreed to provide more time to the FTC to review the documents and data submitted by Omnicare under the FTC’s request for additional information under the HSR Act. Under its agreement with the FTC, Omnicare agreed not to seek to close a transaction with the Company until 12:01 a.m. on June 16, 2005.

On June 3, 2005, Omnicare announced that it had extended the Offer until 5:00 p.m., New York City time, on June 30, 2005.

On June 16, 2005, Omnicare announced that the waiting period under the HSR Act with respect to the Offer and the Proposed Merger expired at 11:59 p.m. on June 15, 2005. Accordingly, the condition of the Offer relating to the expiration or termination of any applicable waiting period under applicable antitrust laws, including the HSR Act, has been satisfied.

On June 16, 2005, Omnicare issued the following press release in connection with the increased Offer:

OMNICARE RAISES TENDER OFFER FOR

NEIGHBORCARE TO $32.00 PER SHARE IN CASH

COVINGTON, Ky., June 16, 2005 – Omnicare, Inc. (NYSE: OCR) today announced that it will increase its tender offer to purchase all of the outstanding common stock of NeighborCare, Inc. (NASDAQ: NCRX) to $32.00 per share in cash for a total transaction value of approximately $1.7 billion, which includes the assumption of NeighborCare’s net debt. The revised tender offer is scheduled to expire at 5:00 p.m., New York City time, on June 30, 2005, unless extended.

This increased offer price represents an 81% premium over NeighborCare’s closing stock price on May 21, 2004, the last trading day before Omnicare’s initial offer was made public on May 24, 2004, and a 50% premium over the 30-day average trading price of NeighborCare common stock prior to the public announcement of Omnicare’s initial offer.

“We continue to believe that the combination of Omnicare and NeighborCare will create a premier institutional pharmacy company and result in substantial benefits to both companies’ shareholders and other interested constituencies,” said Joel F. Gemunder, president and chief executive officer of Omnicare. “In light of our increased offer and the fact that we have satisfied the HSR condition to our offer, we look forward to sitting down with NeighborCare’s Board to discuss this compelling combination. Our increased all-cash offer of $32.00 per share provides certainty and premium value for NeighborCare’s shareholders.”

Omnicare noted that its Board fully supports this increased offer and that no further corporate action on the part of Omnicare is required to consummate the proposed transaction. In addition, Omnicare has commitments for financing that are sufficient to consummate the transaction.

Below is the complete text of a letter sent today from Joel F. Gemunder to the NeighborCare Board of Directors:

[LETTERHEAD OF OMNICARE, INC.]

June 16, 2005

BY FACSIMILE AND FEDEX

Board of Directors

NeighborCare, Inc.

601 East Pratt Street, 3rd Floor

Baltimore, Maryland 21202

Dear NeighborCare Board Members:

At 11:59 p.m. last evening, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to Omnicare’s offer to acquire all of the outstanding shares of NeighborCare common stock expired. As you are aware, the expiration of the HSR waiting period satisfies one of the conditions to Omnicare’s offer and removes a significant hurdle to a combination of Omnicare and NeighborCare.

Omnicare is today announcing an increase in its cash offer for all of the outstanding shares of NeighborCare common stock to $32.00 per share in cash. This offer price represents an 81% premium over NeighborCare’s closing stock price on May 21, 2004, the last trading day before Omnicare’s initial offer was made public on May 24, 2004, and a 50% premium over the 30-day average trading price of NeighborCare common stock prior to the public announcement of Omnicare’s initial offer.

Omnicare’s increased offer represents a unique opportunity for NeighborCare shareholders to realize certainty and premium value today, especially when considering the following:

•	Omnicare has increased its premium offer notwithstanding the fact that NeighborCare management has reduced 2005 EPS guidance by 31%.

•	NeighborCare’s 2005 EPS guidance of $1.35-$1.60 established on June 14, 2004 in the wake of our premium offer was reduced 31% on May 4, 2005 to $1.02.

•	NeighborCare is significantly underperforming the projections that management provided as a means to justify its standalone plan.

•	Omnicare’s all-cash offer provides value that is clearly fair on any objective metric and eliminates business execution risk for your shareholders.

In light of the foregoing, you should give serious consideration to where NeighborCare’s stock would trade absent Omnicare’s offer.

As we have been saying for more than a year, a combination of Omnicare and NeighborCare is compelling and will result in substantial benefits to both companies’ shareholders and other interested constituencies. We continue to believe that this is the case, and we continue to be committed to an acquisition of NeighborCare. With the antitrust review behind us, we are increasing our offer now because we want to negotiate the other terms of a definitive agreement promptly.

As we have announced, we also intend to nominate three directors to the NeighborCare Board of Directors and solicit proxies from NeighborCare’s shareholders for the election of these nominees at your next annual meeting of shareholders. We would hope to avoid this process and negotiate the terms of a definitive agreement as promptly as practicable.

We and our advisors are prepared to meet with you and your advisors immediately to negotiate the terms of a definitive agreement. I look forward to hearing from you soon.

Sincerely,

/s/ JOEL F. GEMUNDER

Joel F. Gemunder

President and Chief Executive Officer

Dewey Ballantine LLP and Axinn, Veltrop & Harkrider LLP are acting as legal counsel to Omnicare and Lehman Brothers and Lazard are acting as financial advisors. Innisfree M&A Incorporated is acting as information agent for Omnicare’s offer.

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,090,000 beds in 47 states in the United States and in Canada, making it the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

This press release contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. These statements include, but are not limited to, the impact of the NeighborCare acquisition on Omnicare’s earnings in 2004 and beyond; Omnicare’s ability to build upon its existing operations; geographic expansion opportunities; Omnicare’s ability to leverage services and capabilities among its national network of institutional pharmacies; Omnicare’s ability to successfully integrate this acquisition and achieve synergies; and Omnicare’s strategy in the institutional pharmacy business. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the inability to integrate the NeighborCare acquisition as anticipated; the inability to realize expected revenues, earnings, synergies and other benefits from the NeighborCare acquisition; the performance of Omnicare’s institutional pharmacy business; business conditions in the institutional pharmacy industry generally; the inability to expand geographically as anticipated; the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated; the effectiveness of Omnicare’s strategy in the institutional pharmacy business; and the ability of the NeighborCare acquisition to strengthen relationships with pharmaceutical and biotechnology companies. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s performance are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer materials of Omnicare because they contain important information. The tender offer materials have been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these materials and other relevant documents on the SEC’s web site at: http://www.sec.gov. The tender offer materials and related documents may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Contacts:

Cheryl Hodges Omnicare (859) 392-3331	Joele Frank / Steve Silva Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

# # #

10. Purpose and Structure of the Offer; Plans for the Company.

The third paragraph under Section 12 (“Purpose and Structure of the Offer; Plans for the Company”) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

Plans for the Company. In connection with this Offer, Omnicare has reviewed and will continue to review various possible business strategies that it might consider in the event that Purchaser acquires control of the Company, whether pursuant to the Offer, the Proposed Merger or otherwise. Following a review of additional information regarding the Company, such strategies may involve, among other things, changes in the Company’s business, operations, corporate structure, capitalization and management. On December 23, 2004, Omnicare notified the Company of its nomination of three candidates for election to the Company’s Board of Directors at the Company’s 2005 Annual Meeting. The Notice indicated Omnicare’s nomination of three candidates, Michael S. Koeneke, Clay Lifflander and Peter Linneman, to the Class II directorships to be elected at the 2005 Annual Meeting.

11. Conditions to the Offer.

The discussion set forth in Section 15 (“Conditions to the Offer”) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

The waiting period under the HSR Act with respect to the Offer and the Proposed Merger expired at 11:59 p.m. on June 15, 2005. Accordingly, the condition of the Offer relating to the expiration or termination of any applicable waiting period under applicable antitrust laws, including the HSR Act, has been satisfied.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or pay for any Shares, and we may terminate the Offer, if, prior to the Expiration Date, any of the Minimum Condition, the Rights Condition, the Subchapter 25F Condition, the Financing Condition or the Impairment Condition has not been satisfied. Furthermore, notwithstanding any other provision of the Offer, prior to the Expiration Date, we are not required to accept for payment or pay for any Shares, and we may terminate the Offer, if at any time on or after the date of the Offer to Purchase and prior to the Expiration Date, any of the following conditions exist:

(a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Proposed Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, (i) prohibits, or imposes any limitations on, Purchaser’s or Omnicare’s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their businesses or assets or any material portion of the Company’s businesses or assets, or compels Omnicare or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their assets or any material portion of the Company’s business or assets, (ii) prohibits, restrains or makes or seeks to make illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the consummation of the Proposed Merger, (iii) imposes material limitations on the ability of Purchaser or Omnicare (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the Company’s shareholders, (iv) imposes limitations on the ability of Purchaser or Omnicare (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business, assets, liabilities, capitalization, shareholder’s equity, condition (financial or otherwise), licenses or franchises or results of operations of the Company and its subsidiaries taken as a whole, (v) seeks to require divestiture by Omnicare, Purchaser or any affiliate of Omnicare of any Shares, (vi) imposes or seeks to impose any material condition to the Offer which is unacceptable to Omnicare or Purchaser, (vii) could result in a diminution of the value of the Shares to Omnicare as a result of the Offer or the Proposed Merger, (viii) restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Omnicare, Purchaser or any of their affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise relates to the

Offer or (ix) otherwise materially adversely affects the Company and its subsidiaries or Omnicare or any of its subsidiaries, including Purchaser, taken as a whole;

(b) there shall be pending or threatened any action, suit, proceeding, application or counterclaim brought by or before a governmental or regulatory authority or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company, or any other person) (i) challenging or seeking to make illegal the acquisition by Omnicare or Purchaser of Shares or otherwise seeking to restrain, delay or prohibit the making or consummation of the Offer, the Proposed Merger or any other subsequent business transaction with the Company, (ii) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements in connection with making the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or any other affiliate of Omnicare or the Proposed Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith, or (iii) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (ix) of paragraph (a) above;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market in excess of one day, (ii) a commencement of a war, armed hostilities, terrorist attacks or other international or national calamity involving the United States, (iii) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, (iv) any decline in either the Dow Jones Industrial Average, the Standard & Poor’s 500 Index or the Nasdaq National Market by an amount in excess of 15% measured from the close of business on the date of the Offer to Purchase or (v) in the case of any of the foregoing (other than clause (iv)) existing at the time of the Offer, a material acceleration or worsening thereof;

(d) there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole;

(e) any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act), other than Omnicare, Purchaser, any of their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership of more than 5% of the outstanding Shares, or any group shall have been formed which beneficially owns more than 5% of the outstanding Shares, in each case other than any person or group that has disclosed such ownership prior to the date of the Offer, and no such person (other than Omnicare, Purchaser, any of their affiliates, or any group of which any of them is a member) or group shall have increased its beneficial ownership in the Company by more than 1% of the outstanding Shares or shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any subsidiaries or material assets of the Company;

(f) the Company or, as applicable, any of its subsidiaries, joint ventures or partners or other affiliates shall have:

(i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or the Company’s capitalization;

(ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities of the Company (other than as aforesaid);

(iii) issued, pledged, sold, authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options issued prior to the date of the Offer to Purchase, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of the Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing;

(iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company or issued, authorized, recommended or proposed the issuance or payment of any distribution;

(v) altered or proposed to alter any material term of any outstanding security;

(vi) incurred any debt other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants;

(vii) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual right or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business;

(viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that, in the reasonable judgment of Purchaser, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Omnicare or Purchaser;

(ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreement with any of the Company’s employees other than in the ordinary course of business and consistent with past practice, or entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons;

(x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Omnicare shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of the Offer to Purchase;

(xi) amended or authorized or proposed any amendment to the Company’s Amended and Restated Articles of Incorporation or By-Laws, or Omnicare shall have become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of the Offer to Purchase;

(xii) issued, sold or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt otherwise than in the ordinary course of business and consistent with past practice; or

(xiii) agreed in writing or otherwise to take any of the forgoing actions or Omnicare or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

(g) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the other matters described or referred to in Section 16 (“Certain Legal Matters; Regulatory Approvals”) of the Offer to Purchase and Section 12 (“Certain Legal Matters; Regulatory Approvals”) of this Supplement shall not have been obtained on terms satisfactory to Omnicare;

(h) Omnicare or Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer or postponing the payment for the Shares thereunder, or Omnicare, Purchaser or any other affiliate of Omnicare shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company; or

(i) (i) any covenant, term or condition in any of the Company’s or any of its subsidiaries’, joint ventures’ or partnerships’ instruments, licenses, or agreements is or may be materially adverse to the value of the Shares in the hands of Purchaser (including, without limitation, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Omnicare of control of the Company) or (ii) any material contractual right, intellectual property or supply agreement of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the Offer or the Proposed Merger;

which, in the judgment of Omnicare or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Omnicare or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

The satisfaction or existence of any of the foregoing conditions to the Offer will be determined by Omnicare and Purchaser in their reasonable discretion. The foregoing conditions are for the sole benefit of Omnicare and Purchaser and may be asserted by Omnicare or Purchaser regardless of the circumstances (including any action or inaction by any person other than Omnicare or Purchaser or any of Omnicare’s affiliates) giving rise to any such condition or may be waived (to the extent legally permissible) by Omnicare or Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Omnicare or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date (or thereafter in relation to any condition dependent upon the receipt of governmental approvals). Any determination by Omnicare or Purchaser concerning the events described in Section 11 (“Conditions to the Offer”) of this Supplement will be final and binding on all parties.

12. Certain Legal Matters; Regulatory Approvals.

The last sentence of the first paragraph under Section 16 (“Certain Legal Matters; Regulatory Approvals–State Takeover Laws”) of the Offer to Purchase is hereby amended and restated as follows:

Information regarding the Offer has been filed with the Pennsylvania Securities Commission (the “PSC”) in a Registration Statement pursuant to the Pennsylvania Takeover Disclosure Law and is available for inspection at the office of the PSC at Eastgate Office Building, Second Floor, 1010 North Seventh Street, Harrisburg, PA 17102-1410, during business hours.

The second paragraph under Section 16 (“Certain Legal Matters; Regulatory Approvals–Antitrust”) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

On June 4, 2004, Omnicare filed a Notification and Report Form with respect to the Offer and the Proposed Merger with the Antitrust Division of the FTC. On June 25, 2004, Omnicare withdrew its Notification and Report Form with respect to the Offer and the Proposed Merger with the Antitrust Division of the FTC, and on June 28, 2004, Omnicare re-filed its Notification and Report Form to give the FTC additional time to review the transaction. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer was scheduled to expire at 11:59 p.m., New York City time, on or about July 13, 2004. On July 13, 2004, Omnicare received a request for additional information (a “Second Request”) from the FTC with respect to the Offer. Accordingly, the waiting period under the HSR was scheduled to expire ten days after Omnicare substantially complied with the Second Request or upon earlier termination by the FTC. On April 4, 2005, Omnicare announced that on April 1, 2005 it had completed the submission of documents and data requested by the FTC under its Second Request under the HSR Act. Under its agreement with the FTC, Omnicare agreed not to seek to close a transaction with the Company before May 27, 2005. On May 3, 2005, Omnicare announced that it had agreed to provide more time to the FTC to review the documents and data submitted by Omnicare under the FTC’s Second Request under the HSR Act. Under its agreement with the FTC, Omnicare agreed not to seek to close a transaction with the Company until 12:01 a.m. on June 16, 2005.

At 11:59 p.m. on June 15, 2005, the waiting period under the HSR Act expired. Accordingly, the condition of the Offer relating to the expiration or termination of any applicable waiting period under applicable antitrust laws, including the HSR Act, has been satisfied.

13. Fees and Expenses.

The discussion set forth in Section 17 (“Fees and Expenses”) of the Offer to Purchase is hereby amended and restated in it entirety as follows:

Lazard Frères & Co. LLC (“Lazard”) and Lehman Brothers Inc. (“Lehman Brothers”) are acting as the Dealer Managers in connection with the Offer and as financial advisors to Omnicare in connection with the Offer and the Proposed Merger. Under separate engagement letters with Lazard and Lehman Brothers, Omnicare has agreed to pay each of Lazard and Lehman Brothers (a) a fee of $500,000, payable in cash upon the delivery of fairness opinion by such advisor requested by Omnicare and a fee of $150,000 payable in cash upon the delivery of each subsequent opinion by such advisor requested by Omnicare and (b) if, during the term of such financial advisor’s engagement a Transaction occurs or a definitive written agreement to effect a Transaction is entered into (which subsequently results in a Transaction), then Omnicare shall pay to such financial advisor a fee equal to 0.55% of the consideration paid in such Transaction. “Transaction” is generally defined to include, among other things, an acquisition of a majority of the outstanding capital stock or debt of the Company, whether by way of a tender offer, exchange offer, negotiated purchase or other means, or a merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with Omnicare or its affiliate. Omnicare also has agreed to reimburse Lazard and Lehman Brothers for reasonable out-of-pocket expenses, including reasonable fees and expenses of their legal counsel, and to indemnify Lazard and Lehman Brothers and certain of their respective related parties against certain liabilities, including liabilities under the federal securities laws, in connection with their service as the Dealer Managers and financial advisors.

We have retained Innisfree M&A Incorporated as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

We have retained The Bank of New York as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

We have retained D.F. King & Co. (“D.F. King”) to advise Omnicare in connection with this Offer. D.F. King will be advising Omnicare and Purchaser as to the holders of Shares and may, at the request of Omnicare, contact holders of Shares in connection with the Offer and the Proposed Merger. We will pay D.F. King reasonable and customary compensation for its services in connection with the Offer, will reimburse D.F. King for its reasonable out-of-pocket expenses and will indemnify D.F. King against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

14. Miscellaneous.

The discussion set forth in Section 18 (“Miscellaneous”) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Omnicare not contained in the Offer to Purchase, this Supplement or in the related revised Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO and amendments thereto, together with exhibits, pursuant to the Exchange Act Rule 14d-3 furnishing certain additional information with respect to the Offer, and may file further amendments thereto. The Schedule TO and amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in Section 8 (“Certain Information Concerning the Company—Available Information”) of the Offer to Purchase.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE. EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT AND THE REVISED (GREEN) LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE AND RELATED ORIGINAL (BLUE) LETTER OF TRANSMITTAL REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER.

Neither the delivery of this Supplement or the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Omnicare, Purchaser or the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Supplement.

Nectarine Acquisition Corp.

June 16, 2005

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

OMNICARE AND PURCHASER

The discussion set forth in Schedule I of the Offer to Purchase is hereby amended and restated in its entirety as follows:

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Omnicare are set forth below. References herein to “Omnicare” mean Omnicare, Inc. Unless otherwise indicated below, the business address of each director and officer is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Omnicare. Except as described herein, none of the directors and officers of Omnicare listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Title	Present Principal Occupation And Five Year Employment History
Edward L. Hutton	Chairman of the Board	Mr. Hutton has been Chairman of the Board of Omnicare since May 2003. In May 2003, Omnicare amended its By-Laws to create the non-executive position of Chairman of the Board. Prior to May 2003, Mr. Hutton served in an executive position, as Chairman of Omnicare, from 1981. He is also Chairman of the Board and a Director of Chemed Corporation (which was named Roto-Rooter, Inc.), Cincinnati, Ohio (a diversified public corporation with interests in plumbing, drain cleaning and hospice services) (“Chemed”) and has held these positions since May 2004 and April 1970, respectively. Prior to May 2004, Mr. Hutton had served as executive Chairman of Chemed since November 1993. Previously, he was President and Chief Executive Officer of Chemed, positions he had held from April 1970 to November 1993, and was Chairman and Chief Executive Officer of Chemed from November 1993 until May 2001.

Joel F. Gemunder	Director, President and Chief Executive Officer	Mr. Gemunder is President and Chief Executive Officer of Omnicare and has held these positions since May 1981 and May 2001, respectively. Mr. Gemunder was an Executive Vice President of Chemed and Group Executive of its Health Care Group from May 1981 through July 1981 and a Vice President of Chemed from 1977 until May 1981. Mr. Gemunder is a Director of Chemed and Ultratech, Inc. (a manufacturer of photolithography equipment for the computer industry).

Name	Title	Present Principal Occupation And Five Year Employment History

Timothy E. Bien	Senior Vice President— Professional Services and Purchasing	Mr. Bien is Senior Vice President—Professional Services Purchasing of Omnicare, a position he has held since May 1996.

Charles H. Erhart, Jr.	Director	Mr. Erhart retired as President of W.R. Grace & Co., Columbia, Maryland (an international specialty chemicals, construction and packaging company) (“Grace”) in August 1990. He had served as President since July 1989. From November 1986 to July 1989, he was Chairman of the Executive Committee of Grace. From May 1981 to November 1986, he served as Vice Chairman and Chief Administrative Officer of Grace. Mr. Erhart is a Director of Chemed.

David W. Froesel, Jr.	Director, Senior Vice President and Chief Financial Officer	Mr. Froesel is Senior Vice President and Chief Financial Officer of Omnicare and has held these positions since March 1996. From May 1993 to February 1996, Mr. Froesel was Vice President of Finance and Administration at Mallinckrodt Veterinary, Inc., a subsidiary of Mallinckrodt, Inc. From July 1989 to April 1993, he was worldwide Corporate Controller of Mallinckrodt Medical, Inc., a subsidiary of Mallinckrodt, Inc.

Cheryl D. Hodges	Senior Vice President and Secretary	Ms. Hodges is Senior Vice President and Secretary of Omnicare and has held these positions since February 1994.

Patrick E. Keefe	Executive Vice President— Operations	Mr. Keefe is Executive Vice President— Operations of Omnicare and has held this position since February 1997.

Sandra E. Laney	Director	Ms. Laney is Chairman and Chief Executive Officer of Cadre Computer Resources Co., Cincinnati, Ohio (a network security services company), positions she has held since September 2001. Previously she served as Executive Vice President and Chief Administrative Officer of Chemed from May 2001 and May 1991, respectively, until March 2003. From November 1993 until May 2001, she held the position of Senior Vice President of Chemed. From May 1984 to November 1993, she was a Vice President of Chemed. Ms. Laney is a Director of Chemed.

Name	Title	Present Principal Occupation And Five Year Employment History

Andrea R. Lindell DNSc, RN	Director	Dr. Lindell is Dean and a Professor of the College of Nursing at the University of Cincinnati, a position she has held since December 1990. Dr. Lindell is also Associate Senior Vice President of the Medical Center at the University of Cincinnati, a position she has held since July 1998. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor of the School of Nursing at Oakland University, Rochester, Michigan. In addition, from September 1977 until August 1981, Dr. Lindell also held the position of Chair, Department of Nursing, of the University of New Hampshire, Durham, New Hampshire.

John T. Crotty	Director	Mr. Crotty is Managing Partner of CroBern Management Partnership LLP, Lake Bluff, Illinois (a healthcare investment and advisory firm) and retired President and Chief Executive Officer of CroBern Inc. (a healthcare consulting and advisory firm), both firms he co-founded in 1986. Previously, he held several senior management positions during 19 years with American Hospital Supply Corporation. Mr. Crotty is a Director of Owens and Minor, Inc., (a distributor of medical and surgical supplies).

Kirk M. Pompeo	Senior Vice President—Sales and Marketing	Mr. Pompeo is Senior Vice President—Sales and Marketing of Omnicare, a position he has held since April 2004. From April 2003 until April 2004, he served as Senior Vice President—Sales and Marketing of NeighborCare, Inc. (an institutional pharmacy provider). Prior to that time, Mr. Pompeo served as Senior Vice President—Sales and Marketing of Integrated Health Services, Inc. (a diversified health services provider of post-acute medical and rehabilitative services) from 1997 until April 2003.

Name	Title	Present Principal Occupation And Five Year Employment History

John H. Timoney	Director	Mr. Timoney is a retired executive of Applied Bioscience International Inc. (a contract research organization serving the pharmaceutical and biotechnology industries that was acquired by Pharmaceutical Product Development in 1996) (“Applied Bioscience”), where he held a number of senior positions from 1986 through 1996, including Vice President, Chief Financial Officer and Treasurer. He was also a Director of Applied Bioscience from September 1986 through June 1995. Mr. Timoney has also held financial and executive positions with IMS Health Incorporated (a market research firm serving the pharmaceutical and healthcare industries), Chemed and Grace.

Amy Wallman	Director	Ms. Wallman is a retired audit partner with Ernst & Young International (a public accounting and professional services firm), a position she held from 1984 to July 2001. From 1995 to 2001, she also served as Health Care Industry Leader in Ernst & Young’s healthcare practice based in New York, New York.

The name and position with Purchaser of each director and officer of Purchaser are set forth below. The business address, Omnicare principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

Name	Title
Joel F. Gemunder	President
David W. Froesel, Jr.	Treasurer and Director
Cheryl D. Hodges	Secretary and Director

Manually signed facsimile copies of the revised Letter of Transmittal will be accepted. The revised Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

The Bank of New York

By Mail: The Bank of New York NeighborCare Offer P.O. Box 859208 Braintree, MA 02185-9028	By Overnight Courier: The Bank of New York NeighborCare Offer 161 Bay State Road Braintree, MA 02184	By Hand: The Bank of New York Reorganization Services 101 Barclay Street, 1-E New York, NY 10286

By Facsimile Transmission

(For Eligible Institutions Only):

(781) 380-3388

To Confirm Facsimile Only:

(781) 843-1833, Ext. 200

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses or telephone numbers set forth below. Additional copies of the Offer to Purchase, this Supplement, the revised (green) Letter of Transmittal and the revised (beige) Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (877) 825-8964

or

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Managers for the Offer are:

Lehman Brothers
Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, New York 10020 (212) 632-1535	745 Seventh Avenue New York, New York 10019 (212) 526-7850